EXHIBIT 99.1   Press Release

Timberline Resources Enters Memorandum of Understanding with Christopher James Gold Corporation to Explore Nevada Gold Projects

SPOKANE, Wash., May 10, 2006 (PRIMEZONE via COMTEX) -- Timberline Resources Corporation (Pink Sheets:TBLC) announced today that it has entered into a Memorandum of Understanding (MOU) with Christopher James Gold Corporation ("CJG") (TSX-V:CJG) which defines CJG's participation in the exploration of Timberline's Olympic-Sun and Cedar Mountain gold projects. Both projects lie along the Walker Lane Mineral Belt in south-central Nevada, host to a number of significant epithermal gold deposits, including the Paradise Peak and Rawhide Mines, both of which produced more than one million ounces of gold.

The Olympic-Sun Project is comprised of 159 unpatented mining claims covering a nearly 5 square-mile area. The Olympic property includes the past-producing Olympic and Loo gold mines along with numerous surface prospect pits and shallow underground workings. Historical records credit the Olympic Mine with 40,000 ounces of gold production from a low angle, epithermal quartz vein that ranged from 2 to 7 feet thick and reportedly averaged 0.95 ounces per ton (oz/t) gold. The Sun property lies along trend and two miles southeast of the Olympic Mine. It potentially hosts epithermal vein, disseminated and replacement gold mineralization within volcanics, similar to that found at the nearby Mina and Santa Fe mines.

The Cedar Mountain Project includes the PAC, HD and ACE properties which cover 48 unpatented mining claims north and east of the Olympic-Sun Project. The PAC and HD properties lie within a structural corridor of volcanic flows intruded by rhyolite domes and dikes that are coincident in age with the Paradise Peak and Rawhide mines. The ACE property is located just south of the past-producing Warrior Mine which had limited gold production at average grades slightly less than one oz/t.

The MOU provides CJG the right to earn a 60-percent interest in each project by incurring US$1.5 million in exploration expenditures for the Olympic-Sun project and US$1.0 million for exploration on the Cedar Mountain project over a four-year period. An additional 15-percent interest may be earned in each project by CJG upon its completion of a bankable feasibility study. In addition, CJG must issue 100,000 shares of its common stock to Timberline for participation in each project before the first anniversary of a finalized agreement. These and the other terms and conditions of the MOU are to be incorporated into definitive option agreements which the parties have agreed to enter into as soon as reasonably practical.

This press release has been reviewed and approved by Paul Dircksen, Timberline's V.P. of Exploration and a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman

          (208) 661-2518

          www.timberline-resources.com